CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made between Advanced Magnetics, Inc. (the “Company”) and Dr. Brian J.G. Pereira (the “Consultant”), for the purpose of setting forth the exclusive terms and conditions by which the Company desires to acquire Consultant’s services on a temporary basis.

In consideration of the mutual obligations specified in this Agreement, the parties, intending to be legally bound hereby, agree to the following:

1.	Services and Term:

(a)         Company hereby retains Consultant, and Consultant hereby agrees to perform for Company, certain services assigned to Consultant by the Company in the Company’s sole discretion, including, but not limited to, the services set forth on Exhibit A hereto (the “Services”). These Services are to be performed by Consultant only at the specific request of Company and are subject to the limits specified.

(b)        The term of consultancy shall continue in force from July 12, 2005 through July 11, 2006 (the “Term”), provided, however, that the Term may be extended for additional periods of up to one year each with the written consent of Consultant and the Company.

2.	Compensation:

(a)        In exchange for the promise to perform satisfactory Services to the Company hereunder and the transfer of any inventions to the Company in accordance with Section 4 below, the Company will grant Consultant an option to purchase 60,000 shares of the Company’s common stock at a per share purchase price equal to the fair market value of a share of the Company’s Common Stock on the date of grant. Such option shall be evidenced by a Non-Qualified Option Agreement substantially in the form attached as Exhibit B attached hereto. The Company shall also reimburse Consultant for reasonable out-of-pocket expenses incurred in connection with provision of the Services; provided, however, at the Company’s request Consultant shall provide documentation of such expenses as a condition to reimbursement.

(b)         Consultant shall not be entitled to receive any other compensation or any benefits from Company under this Agreement. Except as otherwise required by law, Company shall not withhold any sums or payments made to Consultant for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities, and contributions shall be solely Consultant’s responsibility. Further, Consultant understands and agrees that the Services are not covered under the unemployment compensation laws and are not intended to be covered by workers’ compensation laws.

3.	Nondisclosure:

(a)        Consultant understands that, in connection with his engagement by the Company, he may receive, produce, or otherwise be exposed to Company’s proprietary or confidential information, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form and all derivatives, improvements and enhancements to any of the above (including those derivatives, improvements and enhancements that were created or developed by Consultant under this Agreement) in addition to all information Company receives from others under an obligation of confidentiality (individually and collectively “Confidential Information”). Confidential Information shall also include all other information considered to be confidential by the Company and all information which has not been made public.

(b)         Consultant acknowledges that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees to segregate all Confidential Information from information of other companies and agrees not to reproduce any Confidential Information without Company’s prior written consent, not to use the Confidential Information except in the performance of this Agreement, and not to divulge all or any part of the Confidential Information in any form to any third party, either during or after the Term of this Agreement. Upon termination or expiration of this Agreement for

Advanced Magnetics, Inc.

any reason, Consultant agrees to cease using and to return to Company all whole and partial copies and derivatives of the Confidential Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

(c)    Consultant shall not disclose or otherwise make available to Company in any manner any confidential and proprietary information received by Consultant from third parties. Consultant warrants that his performance of all the terms of this Agreement does not and will not breach any agreement entered into by Consultant with any other party, and Consultant agrees not to enter into any agreement, oral or written, in conflict herewith. In addition, Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use such information only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, during the Term of the Consultant’s relationship with the Company and thereafter, regardless of the reason for the termination of the relationship, a duty to hold all such confidential or proprietary information in the strictest of confidence and not to disclose such information to any person, firm or corporation (except as necessary in carrying out its work for the Company consistent with the Company’s agreement with such third party) or to use such information for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party).

4.    Assignment of Inventions and Intellectual Property Rights: Consultant agrees to disclose promptly and fully to the Company and to no one else: all inventions, ideas, improvements, discoveries and works ("inventions") made or conceived by Consultant, solely or jointly with others, arising out of information gained or Services performed under this Agreement, during the period of Consultant’s consulting relationship with the Company. Consultant also agrees to disclose any invention made using the Company's time, materials or facilities, even if such invention does not arise out of information gained or services performed under this Agreement. Consultant hereby assigns to the Company all of his right, title and interest, including tangible and intangible rights such as patent rights, trademarks and copyrights, in and to all of the foregoing inventions, and agrees promptly to execute any further specific assignments related to such inventions and rights at the request of the Company. Consultant also hereby assigns to the Company, or waives if not assignable, all “moral rights” in and to all inventions, and agrees promptly to execute any further specific assignments or waivers related to moral rights at the request of the Company. The assignments will survive the termination of the consulting relationship. Consultant agrees to assist the Company without charge and for as long as may be necessary (but at the Company's expense): (1) to obtain for the Company's benefit, patents, mask works, trademarks, copyrights and other protection for such inventions in all countries, and (2) in any controversy or legal proceeding relating to inventions.

5.    Remedies: Consultant agrees that any breach of Sections 3 and/or 4 hereof by Consultant will cause irreparable harm to Company and that in the event of such breach or threatened breach, Company shall have, in addition to any and all remedies of law and those remedies stated in this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder.

6.    Termination: The parties may terminate the Agreement by providing thirty (30) days written notice of termination. In the event of termination by either party, Consultant shall, upon request, perform such work as may be requested to transfer work in process to the Company or to a party designated by the Company. The parties further agree that any termination of this Agreement will not release nor discharge Consultant from its obligations as specified in Sections 3, 4, 5, 6, 7 or 8.

7.	Independent Contractor:

(a)    Company and Consultant expressly agree and understand that Consultant is an independent contractor and nothing in this Agreement nor the services rendered hereunder is meant, or shall be construed in any way or manner, to create between them a relationship of employer and employee, principal and agent, partners or any other relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of the Agreement. Accordingly, Consultant acknowledges and agrees that Consultant shall not be entitled to any benefits provided by the Company to its employees. In addition, Consultant shall have sole and exclusive responsibility for the payment of all

Advanced Magnetics, Inc.

federal, state and local income taxes, for all employment and disability insurance and for Social Security and other similar taxes with respect to any compensation provided by the Company hereunder. Consultant further agrees that if the Company pays or becomes liable for such taxes or related civil penalties or interest as a result of the Consultant’s failure to pay taxes or report same, or due to the Company’s failure to withhold taxes, Consultant shall indemnify and hold the Company harmless for any such liability. Consultant shall assume and accept all responsibilities which are imposed on consultants or independent contractors by any statute, regulation, rule of law, or otherwise. Consultant is not the agent of Company and is not authorized and shall not have the power or authority to bind Company or incur any liability or obligation, or act on behalf of Company. At no time shall Consultant represent that it is an agent of the Company, or that any of the views, advice, statements and/or information that may be provided while performing the Services are those of the Company.

(b)    While Company is entitled to provide Consultant with general guidance to assist Consultant in completing the scope of work to Company’s satisfaction, Consultant is ultimately responsible for directing and controlling the performance of the task and the scope of work, in accordance with the terms and conditions of this Agreement. Consultant shall use his best efforts, energy and skill in his own name and in such manner as he sees fit.

8.	General:

(a)    This Agreement does not create an obligation on Company to continue to retain Consultant beyond its Term. This Agreement may not be changed unless mutually agreed upon in writing by both Consultant and Company. Sections 3, 4, 5, 6, 7 and 8 shall survive the termination of this Agreement regardless of the manner of such termination. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(b)    Consultant hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(c)    Company shall have the right to assign this Agreement to its successors and assigns and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns. Consultant may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Company and this Agreement shall be binding upon Consultant’s heirs, executors, administrators and legal representatives. This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

(d)    This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein. All other negotiations and agreements (written or oral) between the parties are superseded by this Agreement and there are no representations, warranties, understandings or agreements other than those expressly set forth herein. Provided, however, that nothing in this Agreement shall amend, diminish, supplement or otherwise affect any previous agreements, if any, between the parties with respect to the disclosure or use of information covered by such agreement, which shall remain in full force and effect in accordance with its terms.

(e)    All notices provided for in this Agreement shall be given in writing and shall be effective when either served by hand delivery, electronic mail, return receipt requested, facsimile transmission, express overnight courier service, or by registered or certified mail, return receipt requested, addressed to the parties at their respective addresses as set forth at the beginning of this Agreement, or to such other address or addresses as either party may later specify by written notice to the other.

Advanced Magnetics, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement under seal.

CONSULTANT:	ADVANCED MAGNETICS, INC.:

/s/ Dr. Brian J.G. Pereira	By: /s/ Jerome Goldstein
Signature

Dr. Brian J.G. Pereira	Title: President / CEO

Print Name

July 12, 2005	July 12, 2005
Date:	Date:

Advanced Magnetics, Inc.

EXHIBIT A

Services

The Services shall include advice and consultation 8 to 10 hours per week in the areas of business development, product marketing, medical affairs, DSMB and SAB recruitment, and such other areas as may be requested from time to time by the Company.

Advanced Magnetics, Inc.

EXHIBIT B

Non-Qualified Option Agreement

[Form of Option Agreement is incorporated herein by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004, File No. 0-14732.]